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Full House Resorts, Inc.

(Name of Registrant as Specified In Its Charter)

Daniel R. Lee

Ellis Landau

Ray Hemmig

W.H. Baird Garrett

Bradley M. Tirpak

Craig W. Thomas

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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CONCERNED STOCKHOLDERS OF FULL HOUSE RESORTS, INC. ISSUE STATEMENT ON BOARD OF DIRECTOR’S DECISION TO AMEND BYLAWS TO REDUCE THE RIGHT OF STOCKHOLDERS TO CALL SPECIAL MEETINGS

Stockholders believe Bylaw Amendment is Invalid and Unenforceable under Delaware Law

Amendment Practically Eliminates Right of Stockholders to Call a Special Meeting

Move Entrenches Highly Compensated Management

NEW YORK, Oct. 24, 2014 /PRNewswire/ --

Two weeks ago, three Concerned Stockholders of Full House Resorts Inc. (NASDAQ:FLL) initiated a process to call a Special Meeting to add five highly-qualified individuals to the Board of Directors. The Concerned Stockholders own approximately 1,161,482 shares of common stock, representing approximately 6.2% of the shares outstanding.

Today the Concerned Stockholders issued the following statement in reaction to the Board of Directors’ action this week which changed the Company’s bylaws:

On October 23, 2014, the Board of Directors of Full House Resorts announced that they had amended bylaws of the Company to reduce existing shareholder rights to call a special meeting. The changes allow the Board to reject the calling of a special meeting even if done in accordance with the bylaws. It empowers the Board to delay any vote on the subject matter presented by stockholders by calling its own meeting months later.

Dan Lee, one of the Concerned Stockholders said, “This is an outrageous action on the part of the Full House Board. We believe this bylaw is invalid and unenforceable under Delaware law and its adoption was a breach of the directors’ fiduciary duties to stockholders.”

The Concerned Stockholders note that the Company’s CEO Andre Hilliou and the Company’s COO Mark Miller have lucrative employment contracts with the Company which will expire on July 17, 2015. With 90 days’ notice (i.e. on or before April 17, 2015) the Board may give one or both of those executives a notice of non-renewal, which would end the employment of those individuals without any severance payments. Not so coincidentally, we believe, the Board’s action this week gives the Board the power to delay the vote on electing five new individuals at the Special Meeting to be called by the Concerned Stockholder to past the non-renewal deadline for Messrs. Hilliou's and Miller's contracts. If a sale is consummated while such agreements are in place, the potential to trigger substantial “golden parachute” payments is preserved.

“This appears to us to be a blatant attempt to entrench and possibly enrich management at the expense of Full House stockholders,” commented Bradley Tirpak, another of the Concerned Stockholders, “We believe stockholders will see right through this ruse.”

Craig Thomas, the third member of the Concerned Stockholders group, said, “We don’t have the confidence that the existing Board should be trusted to run an M&A process that will result in maximizing value for stockholders. Yesterday’s change to the bylaws is nothing short of a theft of shareholder rights and is a clear example of why we don’t believe this Board can be trusted to look out for the best interests of stockholders. We have proposed candidates to the Board who have extensive experience in corporate transactions including specific experience selling properties in the regional gaming industry. Our five nominees would be tremendous assets to shareholders if they served on the Board during a sale process.”

While the Concerned Stockholders are committed to protecting stockholder interests, we believe it is in the best interests of ALL stockholders to avoid a disruptive and costly proxy contest if reasonably possible. For that reason, we have proposed a settlement to management and the Board that would permit certain of the Concerned Stockholders nominees to participate in the sale process as board members (but not control it), would permit the Company and the Board sufficient time to complete the sale process, but would not leave room for the same kind of delaying tactics that we believe the Board is attempting with its recent bylaw amendment. We are hopeful that the Board will do what is best for stockholders and accept our offer so that we can all get on with the business of maximizing value for all of the stockholders. If the Board refuses to work cooperatively, we will take further steps to ensure that the future of the Company is presided over by a Board that includes our independent nominees that will be committed to that goal.